UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2006

LARGE SCALE BIOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31275 (Commission File Number)	77-0154648 (IRS Employer Identification No.)

3333 Vaca Valley Parkway, Vacaville, California 95688
(Address of principal executive offices and zip code)

(707) 446-5501
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01—COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

                On March 29, 2006, Large Scale Biology Corporation and its subsidiary Large Scale Bioprocessing, Inc. (collectively, the “Corporation”) completed the sale of its Owensboro, Kentucky biomanufacturing facility and related plant-made proteins contract manufacturing business to Kentucky BioProcessing LLC (“Buyer”) pursuant to the terms of an Asset Purchase Agreement dated as of February 24, 2006, by and among the Corporation and Buyer.

                The assets sold by the Corporation constituted substantially all of the assets used in its plant made protein contract manufacturing business line, including real property, a greenhouse complex and land useful for the extraction, processing and production of plant made proteins, and fixtures, machinery and equipment located on the property.

                The total purchase price for the assets was approximately $6,400,000.  The Corporation agreed not to compete with Buyer in the contract manufacturing of plant made proteins for a period of seven years following the Closing.  The parties also entered into license agreements providing Buyer with access to biomanufacturing and certain other intellectual property rights related to the business.

                The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement dated as of February 24, 2006, which is filed as an exhibit to this report and incorporated by reference herein.

Documents filed with the Court in connection with the Agreement (other than documents filed under seal or otherwise subject to confidentiality protections) may be accessed by going to the webpage established by the Corporation’s bankruptcy counsel, www.ffwplaw.com, and clicking on the “Cases” link, and then clicking on the “Large Scale Biology Corporation” case link. The information set forth on the foregoing website shall not be deemed to be a part of or incorporated by reference into this Form 8-K.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
	10.1	Asset Purchase Agreement dated February 24, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Large Scale Biology Corporation
Date: March 31, 2006	By:	/s/ Robert L. Erwin
Robert L. Erwin, Chairman of the Board